Exhibit 10.9


                               PURCHASE AGREEMENT

         This Agreement, effective March 1, 2001 is between CFC International, a Delaware corporation, with offices at 500 State Street, Chicago Heights, Illinois 60411 ("Seller") and Baxter Healthcare Corporation, a Delaware corporation, with offices at One Baxter Parkway, Deerfield, Illinois 60015 on behalf or its self and its affiliates (entities controlling, controlled by, or under common control with Baxter)("Buyer").

                                 1.0 Background


         1.1 Seller produces hot stamping foil which conforms and meets the Specification Requirements submitted, accepted and in Seller's possession for the Specification numbers listed attached in the Exhibit A., hereafter referred to as "Products". Product Specifications may be revised from time to time and new Specifications and numbers added by mutual agreement between parties. Buyer requires foil for use in printing flexible packaging.


                                2.0 Distribution


         2.1 Subject to the terms and conditions of this Agreement, Seller shall manufacture and sell Products to Buyer, and Buyer shall purchase Products for manufacture into goods for use or resale in any country in the world. Buyer agrees to purchase all their global foiling requirements from seller, or as stated in Section 13.2.


                            3.0 Shipment of Products


         3.1 Seller will ship Products, F.O.B. Seller's facility, freight collect, to locations specified by Buyer and via carriers specified by Buyer.

         3.2 Seller agrees to maintain negotiated consignment inventory at Baxter's locations per specific plant consignment agreements.


                                   4.0 Prices


         4.1 Seller will sell Product to Buyer and Buyer agrees to buy the Product from Seller. Prices shall be firm during the first year of this Agreement (March1, 2001 through February 28th, 2002) as per the attached Exhibit
A. However, after the first year: Buyer's pricing will be adjusted by one half of the raw material price change if greater than 5% adjusted for the "Foil Composition Percentage" consisting of the following components:


                       Foil Composition     US 2001 Raw       Germany 2001
Components                Percentage        Material USD    Raw Material Euro
----------                ----------        ------------    -----------------
Carrier Film                  40%         $1.63 per pound     $ 1.79 per pd
Solvent                       10%         $ .41 per pound     $ .45 per pd
Pigment/Plasticizer/Ink       15%        (To be negotiated   (To be negotiated
Energy                        10%                if                  if
Labor/Overhead                25%             excessive)          excessive)


Any price changes will require a 30-day prior written notice, including written justification for the change. Both CFC International and Baxter Healthcare will track price changes in the polypropylene and polyester industry and use these changes as a guide for any Product price increases or decreases.

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Formula Cost Increase/Decrease:

Percentage Increase = Percentage of Increase Materials 2001 Base Period x one half (.5) the Material (above 5%) - cost increase x percentage breakdown of costs.

New Unit Cost = Percentage Increase plus 100% x unit cost *Note: Same formula to be applied for cost decreases on materials.

Example:

Carrier film increases 30% (30% - 5% = 25%)
Percentage Increase = 25% x .5 x .40 = 5%
New Unit Price = 105% x .38 (Unit Cost) = $.399


         4.2 Seller and Buyer will work to reduce non-value added costs throughout the duration of our contract. Cost reduction efforts will include twice yearly meetings to review potential cost elimination ideas, implement strategies and identify future projects. Our goal will be to reduce our total cost by 5% per year which can be measured in, quantifiable dollars.

         4.3 CFC agrees to reduce contract pricing 2.5% per year for the second year of this Agreement and an additional 2.5% during the third year of this Agreement effective March1, 2002 and 2003 with orders shipped on or after the anniversary date. This price reduction applies to all locations except Mexico, and Latin America (Mexico, Brazil, and Colombia).


                                   5.0 Payment

         5.1 The terms of payment for the Product purchased by Buyer under this Agreement shall be net 30 days from invoice date.


                           6.0 Purchases and Delivery


         6.1 During the terms of this agreement, Seller shall sell and Buyer shall purchase, on an annualized basis, Buyer's requirements for Products (Domestic and International locations).

         6.2 Any delay in the performance of any of the duties or obligations of either party shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay is caused by the acts of God, acts of the public enemy, insurrections, riots, labor disputes, including strikes, lockouts, or boycotts, fires, explosions, floods, droughts, or other unforeseeable causes beyond the control and without the fault or negligence of the party affected. The party so affected shall give prompt written notice to the other of such cause as rapidly as possible, and shall promptly notify the other when such cause has terminated.

         6.3 If Seller is unable to deliver for any such reason, Buyer may take all steps reasonably necessary to assure itself of sufficient supply of hot stamping foil, including committing to purchase more than necessary for the expected period of delay, if necessary, to obtain hot stamp foil at a reasonable price and when and where needed or obtain from another supplier if unavailable through seller.

                               7.0 Quality Control


         7.1 Seller warrants that the Products will be manufactured by Seller and shall meet the written Specification Requirements as described in the Specification Sheets and listed by Specification Number in Exhibit A. Seller warrants the Products will meet any changes in the Specifications that the parties expressly agree to prior to such changes.

         7.2 All Products shall be subjected to a quality control inspection by Seller in accordance with Seller's current quality control standards and system. Seller's quality control standards and systems have been reviewed by Buyer prior to the date of this Agreement.

         7.3 Seller shall permit Buyer to review periodically its quality control procedures and records, and with a Seller representative present, to visit Seller's facilities at reasonable times, in order to assure satisfaction of the requirements of this Paragraph 7.0.

         7.4 Buyer, at its discretion, may after delivery to it of Products, inspect and/or audit the products for integrity and adherence to the Specifications. If any Product fails to conform to the Specifications, Buyer may return the Product to Seller for credit or replacement, with all freight and out-of-pocket handling at Seller's expense.

                                  8.0 Guarantee

         8.1 All Products sold to Buyer under this Agreement are hereby guaranteed as set forth in Exhibit A (price and Specification Sheets in your possession.)

                        9.0 Warranty and Indemnification

         9.1 Seller warrants that Products are in compliance with the Specifications, and that the manufacture and sale of the Products do not and will not infringe any patent. To the extent permitted by law, Seller specifically disclaims any other express or implied warranties. Seller does not make any other warranties or representations except as specifically set forth in this Agreement and in the labeling of the Products. In no event shall Seller be liable for indirect, incidental or consequential damages.

         9.2 Seller will defend, indemnify and hold Buyer harmless with respect to any liability of Buyer for infringement of any patent arising out of the purchase or use of Products supplied to Buyer under this Agreement. Buyer shall promptly communicate to Seller any claim of infringement it receives. Buyer will cooperate fully with Seller in defending or otherwise resolving any such charge of infringement. Seller will have full control of the defense of any litigation brought against Buyer for alleged infringement by Products supplied under this agreement. Buyer, at its expense, shall be entitled to be represented by its own counsel in any litigation which is controlled by Seller. Seller agrees to bear all costs and expenses of litigation, including its own attorney fees in connection with any charge of infringement by the Products supplied under this Agreement, and Seller shall reimburse Buyer for any disbursement made by Buyer in satisfaction of any final judgment issued in any such litigation.

                             10.0 Term of Agreement

         10.1 This Agreement shall commence on March 1, 2001 and shall continue for a period of three (3) years through February 28, 2004, ("Term"), unless terminated in accordance with Section 11.


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                                11.0 Termination

         11.1 Either party may terminate this Agreement for any material breach of this Agreement by the other party, by giving thirty (30) days prior written notice to the other party that such termination shall take effect if such breach is not cured as of the expiration of said thirty (30) day period.

         11.2 Either party may terminate this Agreement effective immediately upon the giving of written notice, if the other party shall file a petition in bankruptcy, or shall be adjudicated a bankrupt, or shall take advantage of the insolvency laws of any state, or shall make an assignment for the benefit of creditors, or shall be voluntarily or involuntarily dissolved, or shall have a receiver, trustee or other court officer appointed for its property. Seller shall deliver and Buyer shall pay for all Products ordered by Buyer under purchase orders issued by Buyer prior to the date of such written notice of termination and not canceled by Buyer. Further, such termination shall not relieve either party of any rights accrued and obligations incurred, but not yet satisfied, prior to termination of this Agreement.

                           12.0 Effect of Termination

         12.1 The termination of this Agreement, if such termination is for any reason except breach of this Agreement by Buyer, will not operate to relieve Seller from its obligation to deliver all Products ordered by Purchase orders of Buyer received by Seller prior to receipt of written notice of such termination. Such termination shall not relieve Buyer from accepting and paying for all orders in the production schedule.

                              13.0 Other Provisions

         13.1 All sales of the Products by Seller to Buyer shall be subject to the terms, conditions and provisions of this Agreement and shall not be subject to the terms and conditions contained on any purchase order of Buyer or confirmation or invoice of Seller except insofar as any such purchase order or confirmation establishes (a) the quantity of Products, (b) the delivery date, and (c) delivery location of such Products.

         13.2 If, during the term of this Agreement, Baxter receives a written offer with better pricing, terms and conditions or technology compatible with Baxter's requirements, from a supplier to supply products which are of like quality with any of the Products supplied hereunder, and which are deliverable in like quantities, Baxter will notify Seller within thirty (30) days after receipt from Baxter of such notice, Seller shall, at its option (i) agree upon such better pricing, terms and conditions, or technology, or (ii) permit Baxter to purchase from the other source during the time such other source offers Baxter better pricing, terms and conditions, or technology, and the quantities so purchased by Baxter shall be deducted from any quantities covered by this Agreement.

         13.3 This Agreement contains the entire agreement between the parties relating to the subject matter herein and all prior proposals, discussions, and writings by and between the parties and relating to the subject matter herein are superseded by this Agreement. None of the terms of this Agreement shall be deemed to be waived by either party or amended unless such a waiver or amendment is in writing and is signed by the party to be charged with such waiver or

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amendment, and such writing recites specifically that it is a waiver of, or amendment to, the terms of this Agreement.

         13.4 All notices and demands required or permitted to be given or made pursuant to this Agreement shall conclusively be presumed for all purposes of this agreement to be given or made at the time the notice or demand is personally given or made, or at the time it is placed in an envelope and deposited in the United States mail, with sufficient postage prepaid, addressed as follows:

     If to Buyer                                    If to Seller
     -----------                                    ------------
Vice President of Purchasing              Sr.Vice President, International Sales
(I.V.   Systems Division)                 CFC International
Baxter Healthcare Corporation             500 State Street
Route 120 and Wilson                      Chicago Heights, IL  60411
Round Lake, IL  60073

or to such other address as to which either party may notify the other.

         13.5 This agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. This Agreement shall be assignable by Buyer to any of its affiliates without the consent of Seller, by either party with the written consent of the other, or by either party without the consent of the other to purchaser of all or substantially all of the assets of its business to which this Agreement relates.

         13.6 This Agreement is deemed to have been entered into in the State of Illinois and its interpretations, construction, and the remedies for its enforcement of breach are to be applied pursuant to and in accordance with the laws of the State of Illinois.

         13.7 In the event that a court of competent jurisdiction holds that particular provisions or requirements of this Agreement are in violation of any law, such provisions or requirements shall be enforced and shall remain in full force and effect to the extent they are not in violation of any such law or not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

In Witness Whereof, the parties have caused this Agreement to be executed by their authorized representatives.

         BAXTER HEALTHCARE CORP             CFC INTERNATIONAL


By:_____________________________             By:_____________________________
        Dave Valentini                               Robert E.   Jurgens
Title:  V.P.   Purchasing                    Title:  Sr. Vice President,
                                                      International Sales
Date:___________________________             Date:___________________________

Date:___________________________             Date:___________________________